UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2017

FORTRESS BIOTECH, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35366	20-5157386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Gansevoort Street, 9th Floor, New York, New York	10014
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 652-4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 3.02 of this Current Report on Form 8-K regarding the Transaction Documents (as such term is defined in Item 3.02 below) is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 3.02 of this Current Report on Form 8-K regarding the Transaction and Transaction Documents (as such terms are defined in Item 3.02 below) is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

On March 31, 2017, Fortress Biotech, Inc. (the “Company”) entered into Note Purchase Agreements (the “Purchase Agreements”) with NAM Biotech Fund II, LLC - Series I (“NAM Biotech Fund”) and NAM Special Situations Fund I QP, LLC - FBIO Series I (“NAM Special Situations Fund”), both of which are accredited investors, and sold subordinated promissory notes (the “Notes”) of the Company (the “Transaction”) in the aggregate principal amount of $3.25 million. The Notes bear interest at the rate of 8% per annum; additionally, the Notes accrue paid-in-kind interest at the rate of 7% per annum, which will be paid quarterly in shares of the Company’s common stock and/or shares of common stock of one of the Company’s subsidiaries that are publicly traded, in accordance with the terms of the Notes. Each Note is due on the third anniversary of its issuance, provided that the Company may extend the maturity date for two one-year periods in its sole discretion, in accordance with the terms of the Notes. The Transaction is for a minimum of $3.0 million and a maximum of $40.0 million (which the Company may, in its sole discretion, increase to $50.0 million).

National Securities Corporation (“NSC”), pursuant to a Placement Agency Agreement previously entered into between the Company, NAM Biotech Fund and NSC (the “NAM Placement Agency Agreement”) and a Placement Agency Agreement previously entered into between the Company, NAM Special Situations Fund and NSC (together with the NAM Placement Agency Agreement, the “Placement Agency Agreements”), acts as placement agent in the Transaction. Pursuant to the terms of the Placement Agency Agreements, NSC receives (in addition to reimbursement of certain expenses) an aggregate cash fee equal to 10% of the aggregate sales price of the Notes sold in the Transaction to NAM Biotech Fund and NAM Special Situations Fund. The Placement Agent also receives warrants equal to 10% of the aggregate principal amount of the Notes sold in the Transaction to NAM Biotech Fund and NAM Special Situations Fund divided by the closing share price of the Company on the date of closing (the “Placement Agent Warrants” and, collectively with the Purchase Agreements, Notes and Placement Agency Agreements, the “Transaction Documents”). The Placement Agent Warrants are exercisable immediately in cash at such closing share price for a period of five years. The Placement Agent will have a right of first offer for a period of 12 months for any proposed issuance of the Company’s capital stock in a private financing, subject to certain exceptions, and will also have the right to participate as an investor in subsequent financings.

In connection with the initial closing of the Transaction, NSC received a cash fee of $325,400 and a Placement Agent Warrant to purchase 87,946 shares of the Company’s common stock.

In September 2016, the Company purchased 56.1% of the outstanding shares of common stock of National Holdings, Inc. (“NHLD”). Since NSC is a subsidiary of NHLD, a majority of the disinterested directors of the Company’s board of directors approved the Transaction and Transaction Documents.

The foregoing summary of the material terms of the Transaction Documents is subject to the full and complete terms of such Transaction Documents. The Placement Agency Agreements and form of Placement Agent Warrant, Purchase Agreement and Note will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

The Notes and Placement Agent Warrants were sold in a private placement pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 4(a)(2) and Rule 506 of Regulation D promulgated thereunder. To the extent that any shares of Company common stock are issued in connection with the Placement Agent Warrants and Notes, they may not be offered or sold in the United States absent registration or the availability of an applicable exemption from the registration requirements of the Securities Act.

The information contained in this Current Report on Form 8-K is not an offer to sell or the solicitation of an offer to buy any securities of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTRESS BIOTECH, INC.

Date: April 6, 2017	/s/ Lindsay A. Rosenwald
	Name:	Lindsay A. Rosenwald
	Title:	Chairman, President and Chief Executive Officer